Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, February 21, 2012 5:00 A.M. CST

A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

DALLAS – A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter net income of $0.12 per share compared to a net loss of $5.65 per share in the fourth quarter of 2010. Fourth quarter 2011 net income includes non-cash expenses of $6.5 million for the impairment of Southern California real estate; $2.6 million for net investment-related losses; and $1.4 million for the write-down of spare parts inventory. For the full-year 2011, the Company’s net loss was $0.51 per share compared to a net loss of $5.92 per share in 2010.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization (“EBITDA”) with pension expense, impairment expense and net investment-related losses added back, was $22.3 million in the fourth quarter of 2011 – an increase of 42.9 percent compared to the prior year period. Adjusted EBITDA for full-year 2011 was $47.7 million, a decrease of 15.6 percent compared to the prior year period due primarily to $0.1 million of real estate gains in 2011 compared to $7.1 million of real estate gains in 2010.

As of December 31, 2011, cash and cash equivalents were $57.4 million, and the Company had no borrowings under its bank credit facility.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We finished the year with improved year-to-year comparables, particularly in Dallas and Riverside. Due to better advertising trends and ongoing expense containment, Adjusted EBITDA in the fourth quarter and full-year 2011 exceeded our expectations.”

Decherd continued, “For the third consecutive year, we begin the year with a strong balance sheet and the flexibility to deploy cash in the long-term interests of the Company, its shareholders and employees. In 2012, we will invest approximately $3 million into a new operating initiative at The Dallas Morning News that will provide

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Two

effective solutions for underserved small and medium-sized businesses. We will also invest $4 million into targeted marketing campaigns to support this launch and other programs focused on consumer revenue. We are one of the few newspaper companies able to re-invest in our business to this degree, and the long-term payoff should be substantial.”

Fourth Quarter Results

Total revenue was $124.9 million in the fourth quarter of 2011, a decrease of 4.6 percent compared to the prior year period. Advertising revenue, including print and digital revenues, decreased 8.2 percent compared to the prior year period.

•	The smallest percentage decrease came at The Press-Enterprise, followed by The Dallas Morning News and The Providence Journal

•	Display advertising revenue decreased 14.3 percent to $28.8 million

•	Preprint revenue decreased 3.0 percent to $26.6 million

•	Classified revenue decreased 1.5 percent to $15.1 million

•	Digital revenue decreased 12.4 percent to $9.1 million

•	Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, was flat at $7.1 million

Circulation revenue was $35.2 million in the fourth quarter, flat to the prior year period. Excluding $0.9 million of increased circulation revenue resulting from The Providence Journal’s transition from a carrier to a distributor circulation model at the end of 2011, total circulation revenue decreased 2.4 percent to $34.3 million.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Three

Printing and distribution revenue was $10.1 million in the fourth quarter, an increase of 12.0 percent compared to the prior year period that resulted from a new commercial printing contract that came on line in Providence during the third quarter.

Total consolidated operating expense in the fourth quarter was $119.2 million. Excluding the effect of pension and impairment expenses in both periods, operating expense in the fourth quarter was $111.4 million, a 9.9 percent decrease compared to the prior year period as salaries, wages and employee benefits, legal, temporary labor, consulting and other expenses all decreased.

The Company’s newsprint expense in the fourth quarter was $10.8 million, a decrease of 6.4 percent compared to the prior year period. Newsprint consumption dropped 7.4 percent to 17,152 metric tons. Compared to the prior year period, newsprint cost per metric ton increased 1.0 percent, and the average purchase price per metric ton for newsprint increased 2.0 percent.

Excluding the effect of pension and impairment expenses in both periods, fourth quarter corporate and non-operating unit expenses were $6.6 million in the fourth quarter, a 12.0 percent decrease, as salaries and wages, computer and communication expenses all decreased.

The Company’s fourth quarter severance and related expenses totaled $1.0 million and included expense related to the departure of a senior executive at The Dallas Morning News.

Full-Year Results

Total revenue was $461.5 million in 2011, a decrease of 5.3 percent compared to the prior year. Advertising revenue, including print and digital revenues, decreased 8.9 percent – a 300 basis point improvement in the rate of decline compared to the prior year.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Four

•	The smallest percentage decrease came at The Dallas Morning News followed by The Providence Journal and The Press-Enterprise

•	Display advertising revenue decreased 15.1 percent to $101.6 million

•	Preprint revenue decreased 3.9 percent to $87.7 million

•	Classified revenue decreased 7.5 percent to $58.2 million

•	Digital revenue decreased 3.7 percent to $35.2 million

•	Advertising revenue from niche publications, which is included in the display, preprint, classified and digital revenues reported above, increased 1.7 percent to $23.8 million

Circulation revenue was $139.9 million in 2011, a decrease of 0.8 percent compared to 2010. Excluding $1.1 million of increased circulation revenue resulting from The Providence Journal’s transition from a carrier to a distributor circulation model at the end of 2011, total circulation revenue decreased 1.6 percent to $138.8 million.

Printing and distribution revenue was $39.0 million in 2011, an increase of 8.6 percent compared to the prior year due primarily to several new commercial printing contracts in Providence.

Total consolidated operating expense was $466.9 million in 2011. Excluding the effect of pension and impairment expenses, operating expense in 2011 was $452.3 million, a 5.0 percent decrease compared to the prior year. This decrease was primarily driven by lower salaries and wages, consulting, temporary labor and communication expenses.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Five

In 2011, the Company’s newsprint expense was $42.8 million, an increase of 8.7 percent for the full-year. Newsprint consumption decreased 2.3 percent to 67,047 metric tons. Compared to the prior year, newsprint cost per metric ton increased 11.3 percent, and the average purchase price per metric ton for newsprint increased 10.3 percent.

Excluding the effect of pension and impairment expenses in both periods, full-year corporate and non-operating unit expenses were $26.3 million, a 4.0 percent decrease, as salaries and wages, computer and communication expenses all decreased.

The Company’s full-year severance and related expenses totaled $3.1 million, and included expense related to the departure of several senior executives due to further flattening of the Company’s operating structure.

As of December 31, 2011, A. H. Belo had approximately 2,100 full-time equivalent employees, a decrease of approximately 13 percent compared to the prior year.

Pension Plans

At year-end, A. H. Belo recorded a $65.0 million charge to the other comprehensive income/loss account on the balance sheet due primarily to a further decline in the aggregate discount rate of the Company’s defined benefit pension plans. On December 31, 2011, the aggregate discount rate for the plans was 4.19 percent, a 114 basis point decrease from December 31, 2010.

The Company anticipates that its pension plans will require cash contributions totaling between $24 million and $27 million in 2012. The Company made the $5.4 million first quarter contribution in January, expects a quarterly cash contribution of approximately $5 million in the second quarter and expects to make the remaining contributions in the second half of 2012. Next month, the Board of Directors will consider a voluntary $10 million contribution to the Company’s pension plans in 2012.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Six

Investments

As announced on January 5, 2012, A. H. Belo and its former parent company, Belo Corp., divided the assets of Belo Investment, LLC (“Belo Investment”), a real estate investment company in which A. H. Belo and Belo Corp. each previously held a 50 percent interest. As a result of this transaction, the Company recorded a loss of $5.0 million in the fourth quarter of 2011.

In December 2011, the Company sold a real estate property in Southern California, generating a gain of $0.1 million and pre-tax net proceeds of approximately $1.0 million.

In the fourth quarter of 2011, A. H. Belo invested $2.5 million in a new joint venture formed by leading media companies. The joint venture’s turnkey digital shopping platform for local media affiliates, Find n Save, provides national advertisers with the ability to easily engage local audiences with digital coupons, digital daily deals, digital circulars and other products.

The Company received a $2.2 million dividend in December from its equity interest in Classified Ventures, owner of Cars.com and Apartments.com. This was the second dividend paid by Classified Ventures in the past twelve months.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Seven

2012 Outlook

A. H. Belo anticipates full-year 2012 Adjusted EBITDA in the range of $37 million to $41 million. The decrease in Adjusted EBITDA for 2012 is due primarily to the investment of $7 million into the Dallas-focused operating initiatives discussed earlier. While this range assumes no gains from real estate dispositions, the Company is focused on opportunistically monetizing non-core real estate through outright sales, subleasing, sale-leasebacks or development partnerships.

The Company also remains committed to returning cash to shareholders through a quarterly dividend of $0.06 per share, or $0.24 per share on an annualized basis. In addition to the previously announced quarterly dividend payable on March 2, 2012 to shareholders of record at the close of business on February 10, 2012, the Company anticipates three additional quarterly dividends will be paid in 2012.

For the full-year 2012, total capital expenditures are expected to be in the range of $8 million to $10 million.

A detailed update on the Company’s subscriber content strategy will be given on the Company’s first quarter 2012 financial results conference call in late April or early May.

Non-GAAP Financial Measures

Reconciliations of net income (loss) to EBITDA and Adjusted EBITDA are included as exhibits to this release.

Financial Results Conference Call

A. H. Belo will conduct a conference call on Tuesday, February 21 at 1:00 p.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1059 (USA) or 612-288-0337 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CST on February 21 until 11:59 p.m. CST on February 28, 2012. The access code for the replay is 233469.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Eight

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of Cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

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A. H. Belo Corporation Announces Fourth Quarter and

Full-Year 2011 Financial Results and Discusses 2012 Outlook

February 21, 2012

Page Nine

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201

www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation

Condensed Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands, except per share amounts (unaudited)	2011	2010	2011	2010
Net operating revenues
Advertising	$79,587	$86,731	$282,621	$310,309
Circulation	35,192	35,122	139,892	141,091
Printing and distribution	10,073	8,995	38,990	35,908

Total net operating revenues	124,852	130,848	461,503	487,308

Operating costs and expenses
Salaries, wages and employee benefits	44,186	50,605	187,738	212,998
Other production, distribution and operating costs	44,066	46,673	174,942	183,017
Newsprint, ink and other supplies	15,890	18,478	60,081	55,472
Depreciation	7,202	7,801	30,427	32,902
Amortization	1,309	1,308	5,239	5,238
Asset impairments	6,500	2,547	6,500	3,404
Pension plan withdrawal	—	132,346	1,988	132,346

Total operating costs and expenses	119,153	259,758	466,915	625,377

Income (loss) from operations	5,699	(128,910)	(5,412)	(138,069)

Other (expense) income, net
Interest expense	(158)	(203)	(669)	(808)
Other (expense) income, net	(2,318)	(730)	159	7,067

Total other (expense) income	(2,476)	(933)	(510)	6,259

Earnings
Income (loss) before income taxes	3,223	(129,843)	(5,922)	(131,810)
Income tax expense (benefit)	472	(10,335)	5,011	(7,575)

Net income (loss)	$2,751	$(119,508)	$(10,933)	$(124,235)

Net income (loss) per share:
Basic	$0.12	$(5.65)	$(0.51)	$(5.92)
Diluted	$0.12	$(5.65)	$(0.51)	$(5.92)

Average shares outstanding:
Basic	22,570	21,164	21,496	20,992
Diluted	22,740	21,164	21,496	20,992

A. H. Belo Corporation

Condensed Consolidated Balance Sheets

	December 31,	December 31,
In thousands (unaudited)	2011	2010
Assets
Current assets
Cash and cash equivalents	$57,440	$86,291
Accounts receivable, net	50,533	56,793
Other current assets	20,225	29,875

Total current assets	128,198	172,959

Property, plant and equipment, net	163,418	176,676
Intangible assets, net	41,532	46,771
Other assets	11,940	23,643

Total assets	$345,088	$420,049

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$18,062	$29,159
Pension liabilities	—	54,833
Accrued expenses	30,167	27,448
Advance subscription payments	22,491	23,057

Total current liabilities	70,720	134,497

Pension liabilities	145,980	77,513
Other liabilities	6,908	8,166
Total shareholders’ equity	121,480	199,873

Total liabilities and shareholders’ equity	$345,088	$420,049

A. H. Belo Corporation

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2011	2010	2011	2010
AS REPORTED
Net income (loss)	$2,751	$(119,508)	$(10,933)	$(124,235)
Addback:
Depreciation and amortization	8,511	9,109	35,666	38,140
Interest expense	158	203	669	808
Income tax expense (benefit)	472	(10,335)	5,011	(7,575)

EBITDA (1)	11,892	(120,530)	30,413	(92,862)

Addback:
Pension expense	1,248	133,578	8,161	145,985
Asset impairments	6,500	2,547	6,500	3,404
Net investment-related losses	2,634	—	2,634	—

Adjusted EBITDA (1)	$22,274	$15,595	$47,708	$56,527

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense, non-cash impairment expense and net investment-related losses recorded to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company's financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.